Exhibit 23.1

Somekh Chaikin

17 Ha’arba’a Street, PO Box 609

KPMG Millennium Tower

Tel Aviv 6100601, Israel

+972 3 684 8000

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-257353, No. 333-251679, No. 333-223042, No. 333-221199, No. 333-216414, No. 333-213727, No. 333-274493, No. 333-276249, No. 333-279936) on Form S-3, registration statements (No. 333-248237, No. 333-227053, No. 333-222537, No. 333-264249, No. 333-276398 and No. 333-290614) on Form S-8 and registration statements (No. 333-261031, No. 333-237959, No. 333-237858 and No. 333-269467) on Form S-1 of our report dated April 15, 2026, with respect to the consolidated financial statements of My Size Inc.

/s/ Somekh Chaikin
Somekh Chaikin
Member Firm of KPMG International

Tel Aviv, Israel
April 15, 2026